PART II - EXHIBIT 12
                                                            --------------------

                                               AMERICAN BRANDS, INC. AND SUBSIDIARIES

                                   STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                    (Dollar amounts in millions)



                                                                                                                     Three Months
                                                                                                                         Ended
                                                                      Years Ended December 31,                         March 31,
                                                    --------------------------------------------------------------     ---------
                                                    1990           1991          1992          1993           1994          1995
                                                    ----           ----          ----          ----           ----          ----
Earnings Available:
   Income from continuing operations
     before income  taxes and minority
     interest.........................          $  923.5       $1,107.0      $1,255.1      $  878.9       $1,354.0        $201.1

   Less:   Excess of earnings over
           dividends of less than
           fifty percent owned
           companies..................               0.1            0.1           0.3           0.8            0.4             -

           Capitalized interest.......               1.5            1.0           1.0           2.5            1.4           0.1
                                                --------       --------      --------      --------       --------        ------
                                                   921.9        1,105.9       1,253.8         875.6        1,352.2         201.0
                                                ========       ========      ========      ========       ========        ======


Fixed Charges:

   Interest expense (including
     capitalized interest) and
     amortization of debt discount
     and expenses.....................             290.2          276.6         283.4         258.7          224.9          49.0
   Portion of rentals representative
     of an interest factor............              27.4           30.4          32.3          29.8           27.1           5.5
                                                --------       --------      --------      --------       --------        ------
           Total Fixed Charges........             317.6          307.0         315.7         288.5          252.0          54.5
                                                --------       --------      --------      --------       --------        ------
           Total Earnings Available...          $1,239.5       $1,412.9      $1,569.5      $1,164.1       $1,604.2        $255.5
                                                ========       ========      ========      ========       ========        ======
Ratio of Earnings to Fixed Charges....              3.90           4.60          4.97          4.04           6.37          4.69
                                                    ====           ====          ====          ====           ====          ====